Power Integrations Found to Infringe Fairchild Patent, Again

SAN JOSE, Calif. – June 9, 2015 — Fairchild (NASDAQ: FCS), a leading global supplier of high-performance semiconductor solutions, today announced that Power Integrations, Inc. was found to infringe Fairchild’s U.S. Patent No. 7,259,972 by continuing to market and sell its LinkSwitch II family of products, even after a 2012 jury found those same power conversion chips violated the patent.

A jury in the U.S. District Court for the District of Delaware on Friday found that Power Integrations induced customers to infringe Fairchild’s patent rights, and awarded Fairchild $2.4 million in damages. This damages figure reflects an approximately 1.5-cent per unit royalty on LinkSwitch II parts imported into the United States.

“Fairchild is gratified that the jury found in our favor,” said Mark Thompson, Fairchild president and CEO. “PI was found to infringe this patent in 2012, and did nothing to change their sales or marketing practices. We brought suit to protect our intellectual property from this continuing infringement and we hope this will bring an end to PI’s inducing activities.”

The same jury found that Fairchild did not infringe one of two Power Integrations patents asserted in response to Fairchild’s claims. PI was forced to withdraw a third patent from the case during trial. Prior to the trial, the Court granted Fairchild summary judgment of no infringement on a fourth patent and PI voluntarily withdrew a fifth patent. The jury also found Fairchild infringed two claims of one Power Integrations patent, and awarded PI damages of $100,000.

Fairchild and Power Integrations have been engaged in patent litigation since 2004. “While we are pleased with this most recent verdict, it remains our goal to achieve a non-litigious resolution to this long-running dispute,” said Thompson.

To learn more, please visit the Fairchild website at: http://www.fairchild.com.

About Fairchild
Fairchild has a rich history as a pioneer in the semiconductor industry and that pioneering spirit endures today in our vision for making the world a cleaner and smarter place. We specialize in the development and manufacturing of a complete portfolio of low- to high-power solutions and deliver an amazing design experience to the engineers and system architects who build systems for the mobile, industrial, cloud, automotive, lighting, and computing industries. Our foundation is our guiding principles, which recognizes the inseparability of engaged employees and delighted customers, and encourages our employees to simplify, challenge, explore, play, excel, respect, go fast, and be direct. If you use a smart phone, drive a car, own a modern appliance, live and work in comfortable connected buildings, or enjoy film animation, you have experienced Fairchild’s Power to Amaze. Please visit us on the web at www.fairchild.com.

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